SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ASTRONICS CORPORATION

(Name of Registrant as specified in its charter)

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ASTRONICS CORPORATION

130 Commerce Way, East Aurora, New York 14052

Dear Fellow Shareholders:

It is my pleasure to invite you to attend the 2015 Annual Meeting of Shareholders to be held at the Astronics’ PECO Inc. facility located at 11241 SE Hwy. 212, Clackamas, Oregon 97015 at 10:00 a.m. Pacific Time on Thursday, June 4, 2015.

Your vote is important. To be sure your shares are voted at the meeting, even if you are unable to attend in person, please vote as promptly as possible. This will not prevent you from voting your shares in person if you do attend.

This year the Annual Meeting of Shareholders will be held to consider and take action with regard to:

•	the election of six directors; and

•	the approval of the selection of the Company’s auditors.

Complete details are included in the accompanying proxy statement.

I look forward to meeting with you and hearing your views on the progress of Astronics.

Kevin T. Keane

Chairman of the Board

East Aurora, New York

April 24, 2015

ASTRONICS CORPORATION

130 COMMERCE WAY, EAST AURORA, NEW YORK 14052

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Astronics Corporation will be held at the Astronics’ PECO Inc. facility located at 11241 SE Hwy. 212, Clackamas, Oregon 97015 at 10:00 a.m. Pacific Time on Thursday, June 4, 2015, to consider and take action on the following:

1.	To elect the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, April 17, 2015 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request that you vote at your earliest convenience. Further instructions are contained in the proxy card.

By Order of the Board of Directors

David C. Burney,
Secretary

East Aurora, New York

Dated: April 24, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 2015:

The proxy materials and 2014 Annual Report to Shareholders are available at http://materials.proxyvote.com/046433 or may be requested by telephone at 1-800-579-1639.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

JUNE 4, 2015

This Proxy Statement and the form of proxy are furnished to the shareholders of Astronics Corporation, a New York corporation (“Astronics” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 4, 2015, at the Astronics’ PECO, Inc. facility, 11241 SE Hwy. 212, Clackamas, Oregon 97015 at 10:00 a.m. Pacific Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. In addition to solicitation by mail, to the extent necessary to ensure sufficient representation at the Annual Meeting, solicitations may be made by personal interview, telecommunication by officers and other regular employees of the Company. The cost of this proxy solicitation will be borne by the Company. It is contemplated that the Notice Regarding the Availability of Proxy Materials will be first sent to shareholders on or about May 1, 2015.

If the proxy is properly executed and returned, and the shareholder specifies a choice on the proxy, the shares represented thereby will be voted (or withheld from voting) in accordance with the instructions contained therein. If the proxy is executed and returned but no specification is made, the proxy will be voted (i) FOR the election of each of the nominees for director listed below, and (ii) FOR the proposal to ratify the appointment of independent auditors. The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are properly presented at the Annual Meeting, the proxy holders will vote the proxies in accordance with their judgment.

A shareholder may revoke any proxy given pursuant to this solicitation at any time prior to its use, by the shareholder voting in person at the meeting, by submitting a proxy bearing a date subsequent to the date on the proxy to be revoked or by written notice to the Secretary of the Company. A notice of revocation need not be on any specific form.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on Friday, April 17, 2015 as the record date for determining the holders of Astronics Common Stock (“Common Stock”) and Astronics Class B Stock (“Class B Stock”) entitled to notice of and to vote at the Annual Meeting. On April 17, 2015, Astronics Corporation had outstanding and entitled to vote at the meeting a total of 17,149,475 shares of Common Stock and 4,932,261 shares of Class B Stock. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Class B Stock is entitled to ten votes on all matters to be brought before the meeting. The Common Stock and Class B Stock vote as a single class on all matters presented at the meeting.

In order for business to be conducted, a quorum must be present at the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock and Class B Stock entitled to vote at the Annual Meeting. Abstentions, broker non-votes and withheld votes will be counted in determining the existence of a quorum at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the six nominees receiving the most votes will be elected. Votes cast FOR the nominees will count as “yes votes” and WITHHOLD votes will be excluded entirely from the vote and will have no effect. A majority of the votes cast is required to approve the selection of the Company’s auditors. Votes may be cast FOR, AGAINST or ABSTAIN on the approval of this proposal. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.

Changes in regulations have eliminated the ability of a shareholder’s bank or broker to vote uninstructed shares in the election of directors on a discretionary basis. Thus, if a shareholder holds shares in street name and does not instruct his, her or its bank or broker how to vote in the election of directors, no votes will be cast on such shareholder’s behalf with respect to these matters. If a shareholder holds shares in his, her or its own name and does not vote, no votes will be cast on such shareholder’s behalf on any of the items of business at the Annual Meeting. Therefore, it is particularly important for shareholders holding shares in “street name” to instruct their brokers as to how they wish to vote their shares.

The execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Shareholders are being asked to elect six directors to the Company’s Board of Directors to hold office until the election and qualification of their successors at the next annual meeting of the Company’s shareholders. The six directors who are so elected will be all of the directors of the Company. Unless the proxy directs otherwise, the persons named in the form of proxy will vote for the election of the six nominees named below. With the exception of Mr. Gundermann, each of the nominees is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. If any of the nominees should be unable to serve as a director, or for good reason will not serve, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not anticipated that any of the nominees will be unable to serve.

The following information is provided concerning the nominees for director:

Name of Nominee	Age	Positions and Offices With Astronics	First Elected or Appointed Director
Raymond W. Boushie	75	Director; Compensation, Audit and Nominating/Governance Committees of the Board of Directors	2005
Robert T. Brady	74	Director; Audit and Nominating/Governance Committees of the Board of Directors	1990
John B. Drenning	78	Director; Nominating/Governance Committee of the Board of Directors	1970
Robert J. McKenna	66	Director; Compensation, Audit and Nominating/Governance Committees of the Board of Directors	1996
Kevin T. Keane	82	Chairman of the Board and Director of the Company; Compensation Committee of Board of Directors	1970
Peter J. Gundermann	52	Director, President and Chief Executive Officer of the Company	2001

Raymond W. Boushie retired in 2005 as President and CEO at Crane Co.’s Aerospace & Electronics segment, a position he held since 1999. Previously he was President of Crane’s Hydro-Aire operation. Mr. Boushie has a B.A. from Colgate University, and has completed graduate work at the University of Michigan and the Wharton School of Finance at the University of Pennsylvania. Mr. Boushie has over 40 years of Aerospace industry experience.

Robert T. Brady retired in January 2014 as the Executive Chairman of Moog Inc., a publicly traded company that is a designer and manufacturer of high performance, precision motion and fluid controls and control systems for use in aerospace, defense, industrial and medical markets. Mr. Brady was Chief Executive Officer of Moog Inc. from 1988 to December 1, 2011, Chairman of the Board of Moog Inc. from 1996 until his retirement, and a director of Moog Inc. from 1984 until January 2014. Prior to joining Moog in 1966, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. in Mechanical Engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard Business School.

John B. Drenning is a partner in the Buffalo, New York law firm of Hodgson Russ LLP and has been in the private practice of law since 1964. Mr. Drenning received his law degree from Cornell University.

Robert J. McKenna was President and Chief Executive Officer of Wenger Corporation, a manufacturer of facility products for performing arts and education markets from 2001 through his retirement in 2005. From 1994 to 2001, Mr. McKenna was Chairman of the Board, President and Chief Executive Officer of Acme Electric Corporation, a manufacturer of power conversion systems for electronic and electrical systems. Mr. McKenna received a B.S. in Business Management from Western Kentucky University.

Kevin T. Keane has been Chairman of the Company since 1974. Mr. Keane was previously the President and Chief Executive Officer of the Company. Mr. Keane began his career with the Company as Executive Vice President in 1970 and remains active in his role as Chairman of the Board of the Company. He holds an A.B. in Economics and an M.B.A. from Harvard University.

Peter J. Gundermann has been a director of Astronics since 2001 and has held the position of President and Chief Executive Officer of the Company since 2003. Mr. Gundermann has served as the President of Astronics’ Aerospace and Defense subsidiaries since 1991 and has been with the Company since 1988. He holds a B.A. in Applied Mathematics and Economics from Brown University and earned an M.B.A. from Duke University.

Other Directorships

Current directors and/or director nominees of the Company are presently serving, or have served during the preceding five years, on the following boards of directors of other publicly traded companies:

Name of Director	Company
Raymond W. Boushie	Moog Inc. (1)
Robert T. Brady	Moog Inc. (2); M&T Bank Corporation; National Fuel Gas Company (3); Seneca Foods Corporation (4)
Peter J. Gundermann	Moog Inc.
Kevin T. Keane	MOD-PAC Corp. (5)
Robert J. McKenna	MOD-PAC Corp. (5)(6)

(1)	Effective January 2014, Mr. Boushie no longer serves as a director of Moog Inc. and did not stand for re-election in accordance with Moog Inc.’s by-laws.
(2)	Effective January 2014, Mr. Brady no longer serves as a director of Moog Inc. and did not stand for re-election in accordance with Moog Inc.’s by-laws.
(3)	Effective March 2014, Mr. Brady no longer serves as a director of National Fuel Gas Company and did not stand for re-election in accordance with the provisions of National Fuel Gas Company’s Corporate Governance Guidelines on Director Age.
(4)	Effective August 2011, Mr. Brady no longer served as a director of Seneca Foods Corporation and did not stand for re-election in accordance with Seneca Foods Corporation’s by-laws.
(5)	Effective September 2013, MOD-PAC Corp. is no longer a publicly traded company.
(6)	Effective September 2013, as a result of a merger transaction, Mr. McKenna no longer serves as a director of MOD-PAC Corp.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors Independence

The Board of Directors has determined that each of its current directors, except for Mr. Gundermann, is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect.

Board of Directors Meetings and Standing Committees

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. All directors are expected to attend each meeting of the Board of Directors and the committees on which he serves, and are also invited, but not required, to attend the Annual Meeting. The Board of Directors has three standing committees: an Audit Committee, Compensation Committee, and Nominating/Governance Committee. During the year ended December 31, 2014, the Board of Directors held seven meetings. Each director attended at least 75% of the meetings of the Board of Directors.

The Audit Committee consists of Messrs. Brady (Chair), Boushie, and McKenna, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Board of Directors has determined that Messrs. Brady, Boushie and McKenna are each an “audit committee financial expert” as defined under federal securities laws. Information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee” included in this proxy statement. The Audit Committee held three meetings in 2014. The Audit Committee is governed by a written charter approved by the Board of Directors that is posted on the “Investors” section of the Company’s website at www.astronics.com.

The Compensation Committee currently consists of Messrs. Boushie (Chair), Keane and McKenna, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company’s executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer, with respect to reviewing and approving compensation levels for other executive officers. The Compensation Committee does not use outside compensation consultants on a regular basis. The Committee may consult broad-based third party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry in which the Company competes for employees. The Compensation Committee held two meetings in 2014. The Compensation Committee is governed by a written charter approved by the Board of Directors. The Compensation Committee is governed by a written charter approved by the Board of Directors that is posted on the “Investors” section of the Company’s website at www.astronics.com.

The Nominating/Governance Committee consists of Messrs. McKenna (Chair), Boushie, Brady and Drenning, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Nominating/Governance Committee is responsible for evaluating and selecting candidates for the Board of Directors and addressing corporate governance matters on behalf of the Board of Directors. In performing its duties to recommend nominees for the Board of Directors, the Nominating/Governance Committee seeks director candidates with the following qualifications, at minimum: high character and integrity; substantial life or work experience that is of particular relevance to the Company; sufficient time available to devote to his or her duties; and ability and willingness to represent the interests of all shareholders rather than any special interest group. The Nominating/Governance Committee may use third-party search firms to identify Board of Director candidates. It also relies upon recommendations from a wide variety of its contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential candidates. Shareholders wishing to submit or nominate candidates for election to the Board of Directors must supply information in writing regarding the candidate to the Nominating/Governance Committee at the Company’s executive offices in East Aurora, New York. This information should include the candidate’s name, biographical data and qualifications. Generally, the Nominating/Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon biographical data and qualifications. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Additional information regarding proposed nominees may be requested. On the basis of the information gathered in this process, the Nominating/Governance Committee determines which nominee to recommend to the Board of Directors. The Nominating/Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. The Nominating/Governance Committee held one meeting in 2014. The Nominating/Governance Committee is not governed by a written charter but acts pursuant to a resolution adopted by the Board of Directors addressing the nomination process as required by federal securities laws and NASDAQ Stock Market, LLC regulations.

Executive Sessions of the Board

Non-management directors meet regularly in executive sessions. “Non-management” directors are all those directors who are not Company employees and includes directors, if any, who are not independent as determined by the Board of Directors. The Company’s non-management directors consist of all of its current directors, except Mr. Gundermann. An executive session of the Company’s non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. Additional executive sessions may be called at the request of the Board of Directors or the non-management directors.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to its Chief Executive Officer, Chief Financial Officer as well as all other directors, officers and employees of the Company. This Code of Business Conduct and Ethics is posted on the “Investors” section of the Company’s website at www.astronics.com. The Company will disclose any amendment to this Code of Business Conduct and Ethics or waiver of a provision of this Code of Business Conduct and Ethics, including the name of any person to whom the waiver was granted, on its website.

Compensation Committee Interlocks and Insider Participation

Mr. Gundermann serves as a director and as a member of the Executive Compensation Committee of Moog Inc. Mr. Brady, a director of the Company, served as Chairman of the Board of Moog Inc. until his retirement in January 2014, and currently serves on the Compensation Committee of M&T Bank Corporation. No member of the Compensation Committee was, during 2014, an officer or employee of the Company or any of its subsidiaries.

Compensation of Directors

The following table sets forth the cash compensation as well as certain other compensation paid to the Company’s directors during the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash	Option Awards (3)	Total
Raymond W. Boushie (1)	$30,000	$42,580	$72,580
Robert T. Brady (1)	$30,000	$42,580	$72,580
John B. Drenning (1)	$30,000	$42,580	$72,580
Peter J. Gundermann (2)	—	—	—
Kevin T. Keane (1)	$35,000	$42,580	$77,580
Robert J. McKenna (1)	$30,000	$42,580	$72,580

(1)	In 2014, each of Messrs. Boushie, Brady, Drenning, Keane and McKenna was awarded options under the 2005 Director Stock Option Plan to purchase 2,000 shares of Common Stock and 400 shares of Class B Stock at an exercise price of $54.47 per share. These options vested in full on September 3, 2014 and terminate on March 3, 2024. At December 31, 2014, Messrs. Boushie, Brady, Drenning, Keane and McKenna had options to purchase 19,500, 36,000, 36,000, 2,000 and 22,000 shares of Common Stock and 13,137, 34,207, 34,207, 400 and 16,331 shares of Class B Stock, respectively. The exercise price is 100% of the fair market value on date of grant.
(2)	Peter J. Gundermann receives no separate compensation as a director of the Company.
(3)	All options issued to directors were issued pursuant to the Company’s 2005 Director Stock Option Plan. Options issued under this plan have an exercise price no less than the fair market value of the Common Stock on the date of grant. These options vest six months after date of grant, and generally expire ten years after the date of grant. The total fair value of the award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amounts that may be realized by the director. A discussion of the assumptions used in calculating these values is in Note 13 to the audited financial statements in Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2014.

Options

The Company’s 1997 and 2005 Director Stock Option Plans authorizes it to grant options to purchase shares of common stock to its directors who are not executive officers or employees. Peter J. Gundermann and David C. Burney comprise the stock option committee that administers the Director Stock Option Plans. Stock option grants generally are made during the 30-day period commencing one week after the issuance of a press release announcing the Company’s quarterly or annual results of operations. The Compensation Committee reviews and approves stock option awards to directors based upon a review of competitive compensation data, its assessment of individual performance and retention considerations. On March 3, 2014, each of Messrs. Boushie, Brady, Drenning, Keane and McKenna were awarded options under the Director Stock Option Plans to purchase 2,000 shares of Common Stock and 400 shares of Class B Stock at an exercise price of $54.47 per share. These options vested in full on September 3, 2014 and terminate on March 3, 2024.

Directors’ and Officers’ Indemnification Insurance

The Company has in place Directors’ and Officers’ Liability Insurance policies written by the Chubb Group and AIG for a twelve month term expiring July 1, 2015. The twelve month premium was $272,244. The policies have limits of $20 million in the aggregate and provide indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities.

The Company also has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide that the director or officer will be indemnified for expenses, investigative costs and judgments arising from certain threatened, pending or completed legal proceedings.

Contacting the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to: Board of Directors, Astronics Corporation, 130 Commerce Way, East Aurora, New York, 14052. Shareholders who would like their submission directed to a particular director may so specify and the communication will be forwarded, as appropriate.

Board Composition and Diversity

The Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. A slate of directors to be nominated for election at the annual shareholders’ meeting each year is approved by the Board of Directors. In identifying candidates for director, the Board of Directors takes into account (1) the comments and recommendations of board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors it considers appropriate. Although the Company has no policy regarding diversity, the Board of Directors believe that diversity is an important component of a board of directors, including such factors as background, skills, experience and expertise.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth elsewhere in this proxy statement. In particular, with regard to Mr. McKenna, the Board of Directors considered his strong background in the manufacturing sector, believing that his experience is invaluable in evaluating performance management and other aspects of the Company. With regard to Messrs. Boushie and Brady, the Board of Directors considered their significant experience, expertise and background with regard to the aerospace industry. The Board of Directors also considered the broad perspective brought by Mr. Drenning’s experience as an attorney representing companies in many diverse industries. The Board of Directors also considered the many years of experience with the Company represented by Messrs. Keane and Gundermann, the Company’s Chairman of the Board and Chief Executive Officer, respectively – over forty years in the case of Mr. Keane, and over twenty-five years in the case of Mr. Gundermann.

Board Leadership Structure

The roles of the Company’s Chairman of the Board and as Chief Executive Officer have been served by separate individuals since 2003. The Company believes this leadership structure supports its current belief that it is the Chief Executive Officer’s responsibility to manage the Company and the Chairman’s responsibility to manage the Board.

The Company believes its Chief Executive Officer and Chairman of the Board have an excellent working relationship that has allowed Mr. Gundermann to focus on the challenges that the Company is facing in the current business environment. By separating the roles of the Chairman of the Board and Chief Executive Officer positions, the Company ensures there is no duplication of effort between them. This provides strong leadership for the Company’s Board of Directors, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of its customers, employees and other stakeholders.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of the Company’s risk management is not only understanding the risks it faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls over financial reporting, as well as compliance risk. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Executive Officers

The executive officers of the Company, their ages, their positions and offices with the Company, and the date each assumed their office with the Company, are as follows:

Name and Age of Executive Officer	Positions and Offices with Astronics	Year First Elected Officer
Peter J. Gundermann Age 52	President, Chief Executive Officer and Director of the Company	2001

David C. Burney Age 52	Executive Vice President-Finance, Secretary and Chief Financial Officer of the Company	2003

Mark A. Peabody Age 56	Executive Vice President of the Company; President of Astronics Advanced Electronic Systems and Ballard Technology, Inc.	2010

James S. Kramer Age 51	Executive Vice President of the Company; President of Luminescent Systems, Inc.	2010

The principal occupation and employment for all executives listed above for the past five years has been with the Company in their respective current roles.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of the directors named below, each of whom is independent as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the NASDAQ Stock Market, LLC listing standards currently in effect. In addition, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has determined that each of Messrs. Boushie, Brady and McKenna qualify as an “audit committee financial expert.”

The Audit Committee operates under a written charter which includes provisions requiring Audit Committee advance approval of all audit and non-audit services to be provided by independent public accountants.

The Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the year ended December 31, 2014. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standard No. 61, Communications with Audit Committees, as amended or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

April 14, 2015	Robert T. Brady, Chairman Raymond W. Boushie Robert J. McKenna

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide levels of compensation sufficient to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders such that a portion of each executive’s compensation is directly linked to maximizing long-term growth of shareholder value.

The Company’s goals are to outperform its industry, in terms of growth, financial performance, and innovation. In support of these goals, the executive compensation program is designed to energize its executive officers to outperform its industry and to reward performance that is directly relevant to the Company’s short-term and long-term success. As such, the Company provides both short-term and long-term incentives. The Committee has structured the executive compensation program with three primary underlying components: base salary, annual cash bonus incentives and long-term incentives. The Company’s compensation objective is to (i) compensate its executive officers at a base level that is competitive with salaries near the average salaries paid by companies of similar size and nature; (ii) provide the opportunity for its executive officers to earn additional compensation in the form of annual cash bonuses; and (iii) design long-term incentive plans to focus executive efforts on the long-term goals of the Company and to maximize total return to the Company’s shareholders, while taking into account the Company’s relative performance and strategic goals.

The Compensation Committee utilizes its expertise and knowledge of the markets in which the Company competes for employees in determining compensation policy. In addition, the Committee may consult broad-based third party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry.

Base Salary

The Compensation Committee approves the salaries paid to the Company’s executive officers and as part of its responsibilities reviews these salaries annually. Individual salary changes are based on a combination of factors such as the performance of the executive, salary level relative to the competitive market, level of responsibility, growth of Company operations and experience of the executive. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Cash Bonus

The Compensation Committee has the authority to award discretionary annual incentive cash bonuses to the Company’s executive officers. Annual incentive bonuses are intended to compensate officers for achieving financial, strategic and operational success. Bonuses are not tied to specific, objective targets such as achieving a particular profit level. The Compensation Committee considers a number of factors in determining bonuses. Factors considered include profitability, sales growth, the performance of the individual in the view of the Compensation Committee, comparisons to external broad-based compensation data provided by a third party for the purpose of obtaining a general understanding of compensation practices of companies of similar size and industry and available information with respect to the aerospace and defense industry. Bonuses are not capped. Bonuses are reviewed and approved by the Compensation Committee. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Long-Term Incentives

The Company believes that long-term performance is achieved through an ownership culture that incentivizes its executive officers through the use of stock-based awards. The Company’s stock option plans have been established to provide certain of its employees, including its executive officers, with incentives to help align those employees’ interests with the long-term interests of the Company’s shareholders. The Compensation Committee believes that the use of stock-based awards is an important element of achieving its compensation goals. The Company has not adopted stock ownership guidelines, and, other than the Company’s broad-based Employee Stock Purchase Plan, its stock option plans have provided the principal method for its executive officers to acquire equity or equity-linked interests in the Company.

Options

The Company’s Stock Option Plan authorizes it to grant options to purchase shares of common stock to its employees. The goal of stock options is to create long-term incentives for key employees to maximize future performance of the Company. The Compensation Committee is the administrator of the Stock Option Plan. Stock option grants generally are made annually or at the commencement of employment. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its expectation of future individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer. In 2014, the named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.” Stock options granted by the Company have an exercise price equal to the fair market value of the Common Stock on the day of grant, typically straight line vest 20% per annum based upon continued employment over a 5-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

Employment Agreements

Mr. Gundermann serves as our President and Chief Executive Officer under an Employment Termination Benefits Agreement dated December 16, 2003, as amended on December 31, 2008. The agreement was effective as of December 16, 2003 and ends upon Mr. Gundermann’s attainment of age 70, unless earlier terminated in accordance with the terms of the agreement. Under this agreement, Mr. Gundermann receives an annual salary and bonuses as determined by the Compensation Committee. He is also eligible to participate in the Company’s employee benefit plans and to receive fringe benefits made generally available to our senior management.

In the event Mr. Gundermann’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of, a change in control of the Company, he will be entitled to (i) his salary and fringe benefits through the termination date and an amount equal to the greater of two times his then current annual base salary or two times his average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement, profit sharing or supplemental retirement plan in which he participates, (iii) for a period of two years from the termination date, continue to be provided with an automobile or reimbursement of automobile expense and (iv) for a period of two years from the termination date, continuation of club membership dues. Mr. Gundermann has the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, Mr. Gundermann will be entitled to (i) exercise all vested or unvested stock options held by him on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of two years from the termination date, health, life and disability insurance coverage for which he was eligible during his employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of his services in the calendar year in which his termination occurs.

Messrs. Burney, Kramer and Peabody serve as officers of the Company under Employment Termination Benefits Agreements. The agreements end upon their attainment of age 70, unless earlier terminated in accordance with the terms of the agreements. Under these agreements, Messrs. Burney, Kramer and Peabody receive an annual salary and bonuses as determined by the Compensation Committee. They are also eligible to participate in the Company’s employee benefit plans and to receive fringe benefits made generally available to our senior management.

In the event Messrs. Burney, Kramer and Peabody’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of a change in control of the Company, each will be entitled to (i) his salary and fringe benefits through the termination date and an amount equal to the greater of his then current annual base salary or his average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement, profit sharing or supplemental retirement plan in which he participates, (iii) for a period of one year from the termination date, continue to be provided with an automobile or reimbursement of automobile expense if applicable and (iv) for a period of one year from the termination date, continuation of club membership dues. Messrs. Burney, Kramer and Peabody have the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, Messrs. Burney, Kramer and Peabody will be entitled to (i) exercise all vested or unvested stock options held by them on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of one year from the termination date, health, life and disability insurance coverage for which they were eligible during their employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of their services in the calendar year in which the termination occurs.

Under the agreements with Mr. Gundermann, Mr. Burney, Mr. Kramer and Mr. Peabody a “change in control” means and is deemed to have occurred if there is a transfer in one or more transactions, extending over a period of not more than 24 months, of Common Stock of the Company possessing 25% or more of the total combined voting power of all of the Company’s Common and Class B shares of Common Stock. A transfer shall be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants or similar rights granting a third party the opportunity to acquire ownership or voting control of such Common Stock.

Under their respective Employment Termination Benefits Termination Agreements, each of Messrs. Gundermann, Burney, Kramer and Peabody are entitled to benefits (i) upon death, disability or retirement in accordance with benefits generally provided by the Company to its executives and pursuant to any retirement or supplemental retirement plan in which they participate and (ii) upon a Voluntary Termination of Employment in an amount equal to (A) their respective wages and benefits up to the date of such Voluntary Termination, including a payment in cash for any unused accrued vacation and (B) any vested benefits under any profit sharing plan (but only to the extent that such profit sharing benefit is payable prior to such Voluntary Termination), retirement plan or supplemental retirement plan in which they participate. For purposes of the Employment Termination Benefits Termination Agreements, a “Voluntary Termination of Employment” means a severance of the employment relationship by or at the instigation of the executive, other than due to a change of control, death, disability or retirement.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of the Chief Executive Officer and other executive officers of the Company. The Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for the Company’s executive officers, the Committee determines the grants under the Company’s Stock Option Plan and oversees the administration of other compensation plans and programs.

The Committee has reviewed the Compensation Discussion and Analysis contained elsewhere in this proxy statement and has discussed it with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

April 14, 2015	Raymond W. Boushie, Chairman Kevin T. Keane Robert J. McKenna

Summary Compensation Table

The following table sets for the cash compensation as well as certain other compensation earned by the Company’s Named Executive Officers during the year ended December 31, 2014. Such amounts do not reflect actual cash received by the Named Executive Officers in 2014.

Name and Principal Position	Year	Salary	Bonuses	Option Awards (1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Peter J. Gundermann	2014	$470,000	$586,794	$271,589	$2,299,446(2)	$66,245	(4)	$3,694,074
President and Chief Executive Officer	2013	$430,000	$522,622	$245,099	$ 474,067(2)	$54,422		$1,726,210
	2012	$376,000	$394,649	$208,318	$ 646,539(2)	$38,238		$1,663,744

David C. Burney,	2014	$295,000	$294,808	$84,704	$1,075,551(2)	$37,101	(5)	$1,787,164
Executive Vice President –	2013	$270,000	$261,754	$76,778	$ 93,093(2)	$33,532		$735,157
Finance and Chief Financial Officer	2012	$257,000	$210,520	$71,296	$1,339,405(2)(3)	$36,426		$1,914,647

James S. Kramer,	2014	$255,000	$235,423	$73,141	$ 955,297(2)	$25,970	(6)	$1,544,831
Executive Vice President	2013	$242,000	$226,239	$68,805	$ 121,693(2)	$15,351		$674,088
	2012	$230,000	$133,796	$63,498	$1,132,383(2)(3)	$17,738		$1,577,415

Mark A. Peabody,	2014	$325,000	$347,425	$93,308	$1,396,526(2)	$13,000	(7)	$2,175,259
Executive Vice President	2013	$310,000	$329,657	$88,295	$ 233,235(2)	$12,750		$973,937
	2012	$298,000	$314,802	$82,436	$1,062,256(2)(3)	$12,500		$1,769,994

(1)	The amounts reported in the “Option Awards” reflect the fair value on the grant date of the award. The total fair value of the option award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 13 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Represents the annual increase in the actuarial present value of accumulated benefits under our Supplemental Retirement Plan (“SERP”) and our Supplemental Retirement Plan II (“SERP II”), not actual payments made to the participant or to an account on his behalf. The increases in the actuarial present value of the plans are due to year over year changes to the actuarial assumptions and service costs and are not the result of modifications to the plans. The actuarial estimate is based on a number of assumptions such as interest rates, retirement age, life expectancy and future wages, and assumes each participant will vest in the benefit and that the plan will continue to exist and pay benefits in the future.
(3)	In March 2012, Messrs. Burney, Kramer and Peabody were named by the Board of Directors as participants in SERP II. For the year 2012, the amount shown as Change in Pension Value and Non-Qualified Deferred Compensation Earnings represents the entire actuarial present value of the estimated future pension benefits and not actual payments made to the participant or an account on his behalf.
(4)	Represents personal use of company plane, automobile of $11,381, contributions to a medical reimbursement plan, personal financial planning and tax return preparation expense, gross up for income taxes related to benefits of $20,326 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $12,500.
(5)	Represents club fees and dues, automobile allowance, contribution to a medical reimbursement plan, gross up for income taxes related to benefits of $7,678 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $12,500.
(6)	Represents club fees and dues, gross up for income taxes related to benefits of $5,733 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $12,500.
(7)	Represents the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $12,500.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2014 to the executives named in the summary compensation table. All options were granted pursuant to the Company’s 2011 Stock Option Plan.

Name	Grant Date (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards per share	Grant Date Fair Value (3)
Peter J. Gundermann, President and Chief Executive Officer	December 11, 2014	10,100	$46.89	$271,589

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	December 11, 2014	3,150	$46.89	$84,704

James S. Kramer, Executive Vice President	December 11, 2014	2,720	$46.89	$73,141

Mark A. Peabody, Executive Vice President	December 11, 2014	3,470	$46.89	$93,308

(1)	The grant date is the date the Compensation Committee of the Board of Directors meets to approve the awards.
(2)	The options vest at the rate of 20% per year commencing on December 11, 2014 and expire ten years after the date of grant.
(3)	Represents the full grant date fair value calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amounts that may be realized by the executive officers. Assumptions used to calculate these amounts are included in Note 13 of the audited financial statements in Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the executives named in the summary compensation table relating to unexercised stock options, stock that has not vested, and equity incentive plan awards outstanding as of December 31, 2014:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Peter J. Gundermann,	13,484	—	$4.32	December 13, 2015
President and Chief	24,371	—	4.32	December 13, 2015
Executive Officer	9,788	—	7.62	December 12, 2016
	15,400	—	7.62	December 12, 2016
	4,968	—	17.48	December 19, 2017
	8,189	—	17.48	December 19, 2017
	35,451	—	4.33	December 9, 2018
	30,363	—	4.33	December 9, 2018
	37,480	—	4.32	December 3, 2019
	30,794	—	4.32	December 3, 2019
	11,760	2,940	11.67	December 2, 2020
	9,662	2,416	11.67	December 2, 2020
	6,420	4,280	20.68	December 1, 2021
	4,211	2,808	20.68	December 1, 2021
	7,480	11,220	13.99	November 29, 2022
	3,291	4,937	13.99	November 29, 2022
	1,660	6,640	43.28	December 11, 2023
	332	1,328	43.28	December 11, 2023
	—	10,100	46.89	December 11, 2024

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
David C. Burney,	8,750	—	$2.86	February 18, 2015
Executive Vice President –	11,174	—	2.86	February 18, 2015
Finance and Chief	6,900	—	4.32	December 13, 2015
Financial Officer	8,811	—	4.32	December 13, 2015
	4,610	—	7.62	December 12, 2016
	5,887	—	7.62	December 12, 2016
	2,210	—	17.48	December 19, 2017
	2,822	—	17.48	December 19, 2017
	12,690	—	4.33	December 9, 2018
	10,426	—	4.33	December 9, 2018
	12,710	—	4.32	December 3, 2019
	10,443	—	4.32	December 3, 2019
	4,000	1,000	11.67	December 2, 2020
	3,286	822	11.67	December 2, 2020
	2,160	1,440	20.68	December 1, 2021
	1,417	945	20.68	December 1, 2021
	2,560	3,840	13.99	November 29, 2022
	1,126	1,690	13.99	November 29, 2022
	520	2,080	43.28	December 11, 2023
	104	416	43.28	December 11, 2023
	—	3,150	46.89	December 11, 2024

James S. Kramer,	4,550	—	$2.86	February 18, 2015
Executive Vice President	10,334	—	2.86	February 18, 2015
	6,100	—	4.32	December 13, 2015
	7,790	—	4.32	December 13, 2015
	4,030	—	7.62	December 12, 2016
	5,146	—	7.62	December 12, 2016
	2,010	—	17.48	December 19, 2017
	2,567	—	17.48	December 19, 2017
	11,800	—	4.33	December 9, 2018
	9,695	—	4.33	December 9, 2018
	11,750	—	4.32	December 3, 2019
	9,654	—	4.32	December 3, 2019
	3,480	870	11.67	December 2, 2020
	2,859	715	11.67	December 2, 2020
	1,920	1,280	20.68	December 1, 2021
	1,259	840	20.68	December 1, 2021
	2,280	3,420	13.99	November 29, 2022
	1,003	1,505	13.99	November 29, 2022
	466	1,864	43.28	December 11, 2023
	93	373	43.28	December 11, 2023
	—	2,720	46.89	December 11, 2024

Mark A. Peabody,	6,050	—	$7.62	December 12, 2016
Executive Vice President	7,726	—	7.62	December 12, 2016
	2,640	—	17.48	December 19, 2017
	3,371	—	17.48	December 19, 2017
	16,880	—	4.33	December 9, 2018
	13,869	—	4.33	December 9, 2018
	16,840	—	4.32	December 3, 2019
	13,836	—	4.32	December 3, 2019
	5,200	1,300	11.67	December 2, 2020
	4,272	1,068	11.67	December 2, 2020
	2,580	1,720	20.68	December 1, 2021
	1,693	1,128	20.68	December 1, 2021
	2,960	4,440	13.99	November 29, 2022
	1,302	1,954	13.99	November 29, 2022
	598	2,392	43.28	December 11, 2023
	120	478	43.28	December 11, 2023
	—	3,470	46.89	December 11, 2024

Options Exercises and Stock Vested

The following table sets forth information with respect to the executives named in the summary compensation table relating to the exercise of stock options, stock appreciation rights and similar rights, and the vesting of stock in connection therewith, in 2014:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Peter J. Gundermann, President and Chief Executive Officer	83,019	$3,725,024

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	37,001	$2,021,321
James S. Kramer, Executive Vice President	41,771	$2,404,627

Mark A. Peabody, Executive Vice President	52,565	$2,244,057

Pension Benefits at December 31, 2014:

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit ($) (d)	Payment During Last Fiscal Year ($) (e)
Peter J. Gundermann, President and Chief Executive Officer	Astronics Corporation Supplemental Retirement Plan (SERP)	27	$4,903,249	—

	SERP-Retiree Medical, Dental and Long-Term Care	27	$ 153,506	—

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	Astronics Corporation Supplemental Retirement Plan II (SERP II)	18	$2,508,049	—

James S. Kramer, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	26	$2,209,373	—

Mark A. Peabody, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	9	$2,692,017	—

The Company has two non-qualified supplemental retirement defined benefit plans for certain executives. The Company’s Supplemental Retirement Plan targets a retirement benefit based on 65% of three-year average compensation. The plan is unfunded and has no assets. SERP benefits are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP and each of whom, upon termination of employment, has attained age 65 with not less than 10 years of service or at age 60 or later with a combined total of age and years of service equal to 90. As of March 31, 2015, Peter J. Gundermann was the only non-retired participant in the SERP.

Under the terms of the SERP, (i) upon a separation of service due to Involuntary Termination (as described below), a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based upon his or her highest consecutive three-year average compensation paid prior to termination of employment and (ii) upon a separation from service due to a termination upon a Change of Control (as described below), a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit determined based on the participant’s years of service as of the termination date and using the greater of (A) the highest consecutive three-year average compensation paid prior to the Change of Control, or (B) the average of the highest consecutive three-year average compensation paid prior to termination of employment, in each case subject to adjustment if the payment of the supplemental benefit commences prior to the participant attaining age 65.

The second Company non-qualified supplemental retirement plan was adopted in March 2012. The SERP II targets a retirement benefit based on 50% of the three-year average compensation. SERP II is unfunded and has no assets. The SERP II benefits are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP II and each of whom, upon termination of employment, has attained age 65 with not less than 10 years of service or at age 60 or later with a combined total of age and years of service equal to 90. As of March 31, 2015, David C. Burney, James S. Kramer and Mark A. Peabody were the only participants in the SERP II.

Under the terms of SERP II, (i) upon a separation of service due to Involuntary Termination, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based upon his or her highest consecutive three-year average compensation paid prior to termination of employment and (ii) upon a separation from service due to a termination upon a Change of Control, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based on the participant’s years of service as of the termination date and using the greater of (A) the average of the highest consecutive three-year compensation paid prior to the Change of Control, or (B) the highest consecutive three-year average compensation paid prior to termination of employment, in each case subject to adjustment if the payment of the supplemental benefit commences prior to the participant attaining age 65.

In addition, the SERP II provides that upon the occurrence of a 409A Change in Control Event (as described below), a participant with at least ten years of consecutive service with the Company will be entitled to a lump sum payment of the present value of his or her supplemental benefit determined as of the date of the 409A Change in Control Event. For a participant who has not yet commenced payment of his or her supplemental benefit, the supplemental benefit will be determined based on the participant’s years of service as of the 409A Change in Control Event and using the average of the highest consecutive three-year compensation paid prior to the 409A Change in Control Event, instead of the average for the pay paid prior to retirement. A participant who has already commenced receiving payment of the supplemental benefit at the time of the 409A Change in Control Event will be entitled to a lump sum payment of the present value of the remaining supplemental benefit determined as of the 409A Change in Control Event.

The assumptions used to calculate the benefit obligation for the SERP and SERP II are: discount rate 4.05%, future average compensation increases 5.00%. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

The assumptions used to calculate the benefit obligation for the SERP-Retiree Medical, Dental and Long-Term Care are: discount rate 4.05%, future average healthcare benefit increases 5.6% for 2015, 6.1% for 2016 then gradually decreasing to 4.6% in 2060. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

For purposes of the SERP and SERP II, (i) a “Change of Control” means the transfer, in one or more transactions extending over a period of not more than 24 months, of common stock of the Company possessing 25% or more of the total voting power of all shares of common stock, where a transfer shall be deemed to occur if shares of common stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such common stock and (ii) an “Involuntary Termination” means a termination of a participant’s employment relationship with the Company, other than for death, disability, retirement, or cause, (A) by or at the instigation of the Company, or (B) by or at the instigation of the participant where the participant’s compensation has been diminished or reduced to a greater extent than any diminution or reduction of the Company’s officers generally.

For purposes of the SERP II, a “409A Change in Control Event” means the occurrence of one of the following events constituting a “change in control event” within the meaning of Code Section 409A:

(i) Any one person, or more than one person acting as a group (“Group”), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than 80% of the total fair market value or total voting power of the Company’s stock. If any one person or Group is considered to own more than 80% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or Group does not cause a change in ownership; or

(ii) A majority of the members of the Company’s Board of Directors is replaced during any 12-month (or shorter) period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Directors before the date of the appointment or election.

For purposes of illustration, the following tables show the estimated amounts of annual retirement income that would be payable at the present time under various assumptions as to compensation and years of service to employees who participate in the SERP and SERP II. The amounts presented are subject to reduction for Social Security benefits and for profit sharing benefits earned under the Company’s Defined Profit Sharing/401k Plan. A discount factor applies for retirement-eligible participants who start to receive benefits before attaining age 65.

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP) TABLE

	Years of Service
Three Year Average Compensation	10	15	20	25	30
200,000	$100,000	$110,000	$120,000	$130,000	$130,000
300,000	150,000	165,000	180,000	195,000	195,000
400,000	200,000	220,000	240,000	260,000	260,000
450,000	225,000	247,500	270,000	292,500	292,500
500,000	250,000	275,000	300,000	325,000	325,000
600,000	300,000	330,000	360,000	390,000	390,000
700,000	350,000	385,000	420,000	455,000	455,000

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP II) TABLE

	Years of Service
Three Year Average Compensation	10	15	20	25	30
200,000	$70,000	$80,000	$90,000	$100,000	$100,000
300,000	105,000	120,000	135,000	150,000	150,000
400,000	140,000	160,000	180,000	200,000	200,000
450,000	157,500	180,000	202,500	225,000	225,000
500,000	175,000	200,000	225,000	250,000	250,000
600,000	210,000	240,000	270,000	300,000	300,000
700,000	245,000	280,000	315,000	350,000	350,000

Non-Qualified Deferred Compensation

The Company does not have any non–qualified defined contribution or other plan that provides for the deferral of compensation.

Other Potential Post-Employment Payments

The Company has an Employment Termination Benefits Agreement with Messrs. Gundermann, Burney, Kramer and Peabody.

In the event Mr. Gundermann’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of, a change in control of the Company, he will be entitled to (i) his salary and fringe benefits through the termination date and an amount equal to the greater of two times his then current annual base salary or two times his average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement or profit sharing plans in which he participates, (iii) for a period of two years from the termination date, continue to be provided with an automobile or reimbursement of automobile expense and (iv) for a period of two years from the termination date, continuation of club membership dues. Mr. Gundermann has the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, Mr. Gundermann will be entitled to (i) exercise all vested or unvested stock options held by him on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of two years from the termination date, health, life and disability insurance coverages for which he was eligible during his employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of his services in the calendar year in which his termination occurs.

Had Mr. Gundermann been involuntarily terminated due to a change in control at December 31, 2014, he would have received salary of $940,000, club memberships fees of $12,000, health, life and disability benefits of $53,000, auto and auto expense reimbursements of $22,000 and assuming a share price of $55.31 per share, the intrinsic value of all vested and non-vested options in the amount of $13,565,000.

In the event Messrs. Burney’s, Kramer’s and Peabody’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of, a change in control of the Company, each will be entitled to (i) their salary and fringe benefits through the termination date and an amount equal to the greater of their then current annual base salary or their average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement, profit sharing or supplemental retirement plan in which they participate, (iii) for a period of one year from the termination date, continue to be provided with an automobile or reimbursement of automobile expense if applicable and (iv) for a period of one year from the termination date, continuation of club membership dues. They have the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, they will be entitled to (i) exercise all vested or unvested stock options held by them on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of one year from the termination date, health, life and disability insurance coverage for which they are eligible during their employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of their services in the calendar year in which their termination occurs.

Had Mr. Burney been involuntarily terminated due to a change in control at December 31, 2014, he would have received a vested SERP II distribution of $2,508,049, salary of $295,000, club memberships fees of $8,000, health, life and disability benefits of $20,000, auto and auto expense reimbursements of $6,500 and assuming a share price of $55.31 per share, the intrinsic value of all vested and non-vested options in the amount of $5,945,000.

Had Mr. Kramer been involuntarily terminated due to a change in control at December 31, 2014, he would have received a vested SERP II distribution of $2,209,373, salary of $255,000 club memberships fees of $8,000, health, life and disability benefits of $20,000 and assuming a share price of $55.31 per share, the intrinsic value of all vested and non-vested options in the amount of $5,212,000.

Had Mr. Peabody been involuntarily terminated due to a change in control at December 31, 2014, he would have received salary of $325,000, health, life and disability benefits of $29,000 and assuming a share price of $55.31 per share, the intrinsic value of all vested and non-vested options in the amount of $5,292,000.

Under their respective Employment Termination Benefits Agreements, each of Messrs. Gundermann, Burney, Kramer and Peabody are entitled to benefits (i) upon death, disability or retirement in accordance with benefits generally provided by the Company to its executives and pursuant to any retirement or supplemental retirement plan in which they participate and (ii) upon a Voluntary Termination of Employment in an amount equal to (A) their respective wages and benefits up to the date of such Voluntary Termination, including a payment in cash for any unused accrued vacation and (B) any vested benefits under any profit sharing plan (but only to the extent that such profit sharing benefit is payable prior to such Voluntary Termination), retirement plan or supplemental retirement plan in which they participate. For purposes of the Employment Termination Benefits Agreements, a “Voluntary Termination of Employment” means a severance of the employment relationship by or at the instigation of the executive, other than due to a change of control, death, disability or retirement.

In the past, the Company has also paid severance benefits to salaried employees upon termination of employment. The eligibility for such payments and the amount thereof, has been determined by the Company on a case by case basis.

Equity Compensation Plan Information

The following table sets forth the aggregate information of the Company’s equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,344,181	$13.86	2,050,564

Equity compensation plans not approved by security holders	—	—	—

Total	1,344,181	$13.86	2,050,564

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information concerning persons known to the Company to own more than 5% of the outstanding shares of Common Stock or Class B Stock and the number of shares and percentage of each class beneficially owned by each director, each executive officer named in the summary compensation table and by all directors and executive officers as a group as of April 9, 2015 (an asterisk indicates less than 1% beneficial ownership of the class):

	Shares of Common Stock		Shares of Class B Stock
Name and Address of Owner (1)	Number	Percentage	Number	Percentage
Raymond W. Boushie (2)	18,853	*	5,742	*

Robert T. Brady (3)	44,781	*	110,253	2.1%

David C. Burney (4)	70,061	*	113,107	2.1%

John B. Drenning (5)	103,823	*	330,737	6.2%

Peter J. Gundermann (6)	172,643	1.0%	472,469	8.7%

Robert J. McKenna (7)	47,389	*	21,646	*

Kevin T. Keane (8)	118,092	*	1,436,975	27.0%

James S. Kramer (9)	98,902	*	242,060	4.5%

Mark A. Peabody (10)	87,884	*	109,840	2.0%

BlackRock, Inc. (11) 55 East 52nd Street New York, NY 10022	1,185,499	8.1%

Franklin Resources, Inc. (12) One Franklin Parkway San Mateo, CA 94403	882,914	6.0%

Lord, Abbett & Co. LLC (13) 90 Hudson Street Jersey City, NJ 07302	1,305,646	8.9%

RBC Global Asset Management (U.S.) Inc. (14) 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402	1,010,860	6.9%

Wellington Management Group LLP (15) 280 Congress Street Boston, MA 02210	1,170,691	8.0%

All directors and executive officers as a group (9 persons) (16)	762,428	4.5%	2,842,830	50.4%

(1)	The address for all directors and officers listed is: 130 Commerce Way, East Aurora, New York 14052.
(2)	Includes 10,500 shares of Common Stock and 5,742 shares of Class B Stock subject to options exercisable within 60 days.
(3)	Includes 32,000 shares of Common Stock and 29,097 shares of Class B Stock subject to options exercisable within 60 days.
(4)	Includes 41,460 shares of Common Stock and 35,512 shares of Class B Stock subject to options exercisable within 60 days.
(5)	Includes 32,000 shares of Common Stock and 29,097 shares of Class B Stock subject to options exercisable within 60 days.

(6)	Includes 128,491 shares of Common Stock and 126,614 shares of Class B Stock subject to options exercisable within 60 days.
(7)	Includes 22,000 shares of Common Stock and 16,329 shares of Class B Stock subject to options exercisable within 60 days and 30,706 shares owned by the Robert J. McKenna Revocable Trust.
(8)	Includes 2,000 shares of Common Stock and 400 shares of Class B Stock subject to options exercisable within 60 days and includes 58,120 shares of Common Stock and 131,218 shares of Class B Stock owned by Mr. Kevin Keane’s spouse for the benefit of Mr. Kevin Keane’s spouse, as to which he disclaims beneficial ownership.
(9)	Includes 37,736 shares of Common Stock and 32,277 shares of Class B Stock subject to options exercisable within 60 days and includes 220 shares of Common Stock and 465 shares of Class B Stock owned by Mr. James Kramer’s spouse.
(10)	Includes 53,748 shares of Common Stock and 46,189 shares of Class B Stock subject to options exercisable within 60 days.
(11)	The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of January 12, 2015.
(12)	The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 3, 2015.
(13)	The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 13, 2015.
(14)	RBC Global Asset Management reports having no sole voting power and shared voting power for 704,975 shares of Common Stock. RBC Global Asset Management claims no sole dispositive power and shared dispositive power for 1,010,860 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 3, 2015.
(15)	Wellington Management Group reports having no sole voting power and shared voting power for 1,104,019 shares of Common Stock. Wellington Management Group claims no sole dispositive power and shared dispositive power for 1,170,691 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 12, 2015.
(16)	Includes 359,935 shares of Common Stock and 321,257 shares of Class B Stock subject to options exercisable within 60 days.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, with the approval of the Board of Directors, has selected Ernst & Young LLP as the independent registered public accounting firm, to act as auditors of Astronics Corporation for 2015. All services provided on the Company’s behalf by Ernst & Young LLP during 2014 and 2013 were approved in advance by the Audit Committee. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Audit Fees. The following table sets forth the fees billed to the Company for the last fiscal year by the Company’s independent auditors, Ernst & Young LLP:

	2014	2013
Audit	$1,167,271	$785,827
Audit-related	$—	$49,237
Tax	$—	$89,490
All Other	$—	$178,981

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may delegate to an Audit Committee member the authority to approve permitted services provided that the delegated member reports any decisions to the committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2014, all executive officers and directors of the Company timely filed with the Securities Exchange Commission all required reports with respect to beneficial ownership of the Company’s securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company does not have written policies or procedures relating to the review, approval or ratification of related person transactions. Any such proposed transaction is submitted to the Board of Directors for approval.

John B. Drenning, a director of the Company, is a partner in the law firm of Hodgson Russ LLP. During 2014, the Company incurred legal fees from Hodgson Russ LLP totaling $344,414.

PROPOSALS OF SHAREHOLDERS FOR 2016 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2016 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 28, 2015.

If a shareholder wishes to present a proposal at the Company’s 2016 Annual Meeting of Shareholders or to nominate one or more directors, and the proposal is not intended to be included in the Company’s proxy materials relating to that meeting, such proposal or nomination(s) must comply with the applicable provisions of the Company’s by-laws and applicable law. In general, the Company’s by-laws provide that with respect to a shareholder nomination for director, written notice must be addressed to the Secretary and be received by the Company no less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the Company’s 2016 Annual Meeting of Shareholders, such notice must be received not later than April 5, 2016 and not earlier than March 6, 2016. The Company’s by-laws set out specific requirements that such written notices must satisfy.

OTHER BUSINESS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their judgment.

The Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be Held on June 4, 2015 has been mailed to shareholders. Copies of the Annual Report, as well as this Proxy Statement, Proxy Card(s), and Notice of Annual Meeting of Shareholders, are available at http://materials.proxyvote.com/046433 or by telephone at 1-800-579-1639.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS, BENEFICIALLY OR OF RECORD ON APRIL 17, 2015, ON REQUEST TO SHAREHOLDER RELATIONS, ASTRONICS CORPORATION, 130 COMMERCE WAY, EAST AURORA, NEW YORK 14052. THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED IN THE INVESTOR RELATIONS SECTION OF THE COMPANY’S WEBSITE: WWW.ASTRONICS.COM.

BY ORDER OF THE BOARD OF DIRECTORS

East Aurora, New York April 24, 2015

David C. Burney,
Secretary

ASTRONICS CORPORATION

130 COMMERCE WAY

EAST AURORA, NY 14052

ATTN: DAVID BURNEY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees

01	Raymond W. Boushie 02 Robert T. Brady 03 John B. Drenning 04 Peter J. Gundermann 05 Kevin T. Keane
06	Robert J. McKenna

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2	Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2015.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ASTRONICS CORPORATION
Annual Meeting of Shareholders
June 4, 2015 at 10:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin T. Keane and John B. Drenning or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Class B) stock of ASTRONICS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, PDT on June 4, 2015, at the PECO, Inc., 11241 SE Hwy. 212, Clackamas, Oregon 97015 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 04, 2015

Meeting Information
ASTRONICS CORPORATION	Meeting Type: Annual Meeting
For holders as of: April 17, 2015
Date: June 04, 2015 Time: 10:00 AM PDT
	Location:	PECO, Inc.
11241 SE HWY. 212
Clackamas, Oregon 97015

ASTRONICS CORPORATION 130 COMMERCE WAY EAST AURORA, NY 14052 ATTN: DAVID BURNEY

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
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*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 21, 2015 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

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Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01 Raymond W. Boushie 02 Robert T. Brady 03 John B. Drenning 04 Peter J. Gundermann 05 Kevin T. Keane 06 Robert J. McKenna
The Board of Directors recommends you vote FOR the following proposal:
2 Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2015.
NOTE: In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.